AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (the "Agreement") is entered into as of the 20th day of June, 2000 between William F. Lischak ("Employee") and Overseas Filmgroup, Inc., a Delaware corporation (the "Company").

     WHEREAS, Employee is currently employed by the Company under an Employment Agreement dated as of October 31, 1996 and is a party to a related Non-Competition Agreement among Employee, Company and Entertainment Media Acquisition Corporation entered into concurrently therewith (collectively, the "Existing Employment Agreement");

     WHEREAS, pursuant to a Securities Purchase Agreement dated the date hereof (the "Securities Purchase Agreement"), between the Company and Rosemary Street Productions, LLC ("Rosemary LLC"), Rosemary LLC is purchasing certain securities of the Company;

     WHEREAS, in order to induce Rosemary LLC to enter into the Securities Purchase Agreement, the parties hereto have agreed to amend and restate the Existing Employment Agreement in its entirety to set forth the terms and conditions of Employee's continued employment with the Company following the consummation of the transactions contemplated by the Securities Purchase Agreement;

     WHEREAS, the Company desires to secure the continued employment of Employee, and Employee desires to be employed by the Company, all on the terms and conditions set forth herein; and

     WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Securities Purchase Agreement that the parties hereto shall have entered into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.   EXISTING EMPLOYMENT AGREEMENT.

     The Existing Employment Agreement is hereby amended and restated in its entirety as set forth herein and, upon execution hereof, the terms of this Agreement shall supersede the terms of the Existing Employment Agreement; provided, however, that the execution of this Agreement shall not be deemed a termination of employment under the terms of the Existing Employment Agreement. Employee hereby releases and discharges the Company from any and all liabilities, claims, demands, causes of action, damages and judgments relating to or arising out of the Existing Employment Agreement and the terms thereof.

2.   SERVICES.

     2.1 Employment. During the Term (as defined below), the Company hires Employee to perform such services as the Company may from time to time reasonably request consistent with Employee's position with the Company (as set forth in Section 2.5 hereof) and Employee's stature and experience in the motion picture industry (the "Services").



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     2.2 Location. During the Term, Employee's Services shall be performed at the Company's principal office (currently located in Los Angeles, California); provided, however, that if the Board of Directors of the Company decides to relocate the principal office to New York, the Company may send Employee a written notice (the "Relocation Notice") requesting that Employee perform his Services at the Company's New York office. Employee shall have sixty (60) days to inform the Company in writing whether or not he will relocate to New York. If Employee elects not to relocate or does not respond in writing to the Company within such twenty-day-period, Employee's employment shall be deemed terminated for Cause (as hereinafter defined) ; provided, however, such termination shall not take effect until the earlier of (a) the date which is six (6) months from the date of the Relocation Notice or (b) the end of the Initial Term, or the end of the Extended Term if the Relocation Notice is dated during the Extended Term. In the event that the Company requests that Employee relocate to New York and Employee agrees to perform his Services in New York, the Company shall pay Employee's reasonable moving expenses associated with such relocation. In addition, the parties acknowledge and agree that the nature of Employee's duties hereunder may require domestic and international travel from time to time, including without limitation, such travel to New York as his duties may require.

     2.3 Term. The term of Employee's employment under this Agreement (the "Initial Term") shall commence on the date hereof (the "Effective Date") and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue for a period of three (3) years thereafter; provided, that (i) if the Initial Term is not earlier terminated and if the Company shall have achieved the Profits Target (as defined in Section 7.15), then the Initial Term shall automatically be extended for an additional period of two (2) years or
(ii) if the Initial Term is not earlier terminated, and regardless of whether the Company has achieved the Profits Target, the Company may give Employee written notice not less than six (6) months prior to the expiration of the Initial Term that the Company elects to extend the Initial Term for an additional period of two (2) years (in either case such additional two year period shall hereinafter be referred to as the "Extended Term"); provided, further, that the Company shall have the right to extend the Initial Term for a period of three (3) months (the "Determination Period") to allow the Company to determine whether it has achieved the Profits Target. If for whatever reason the Initial Term is not renewed for the Extended Term, then Employee shall be entitled to receive the amount of $300,000 (the "Non-Renewal Payment") in cash, payable in six (6) equal monthly installments of $50,000 each, with the first such payment to be made within thirty (30) days after the termination of the Initial Term, or, if the Company has extended the Initial Term for the Determination Period, the Determination Period; it being understood that if Employee's employment is terminated for failure to relocate to New York in accordance with Section 2.2 above, Employee shall not be entitled to the Non-Renewal Payment even if the date of Employee's termination extends until the end of the Initial Term. The Initial Term, the Determination Period and the Extended Term shall be referred to herein collectively as the "Term."

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     2.4  Exclusivity.

          2.4.1 During the Term, the Services shall be rendered on a full-time basis during normal working hours and all Services of Employee shall be exclusive to the Company and its Affiliates (as defined in Section 7.15).

          2.4.2 Employee agrees that as long as he is an employee of the Company and for a period of one (1) year thereafter (the "Non-Compete Period"), Employee shall not, directly or indirectly: (i) engage in any business for his own account which is competitive with the businesses of the Company or the Company's Affiliates (collectively, "Competitive Business") so long as the Company or the Company's Affiliates (as the case may be) continue to engage in such business;
(ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; (iv) induce any customer or supplier of the Company or the Company's Affiliates to terminate its relationship with the Company or any of its Affiliates (as the case may be); or
(v) hire, engage or solicit (or attempt to hire, engage or solicit) any person who is, or at any time during the six-month period preceding the solicitation was, an employee of the Company. Notwithstanding anything to the contrary stated in this Agreement, Employee may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Employee's ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Employee's Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are publicly traded as long as Employee is not part of any control group of such corporation and, in the case of public corporations in competition with the Company, such securities do not constitute more than one percent of the voting power of that public company; (ii) any securities of a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with the Company; (iii) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Employee in any corporation or other person and which are identified on Schedule 2.4 hereto; and
(iv) securities of the Company or any of its Affiliates. Nothing in this Agreement shall be deemed to prevent or restrict Employee's ownership interest in the Company and its Affiliates or Employee's ability to render charitable or community services. Any executive producer or similar producer fees earned by Employee from a third party during the Term in connection with the Services shall be assigned by Employee to the Company, and the Company shall fully indemnify Employee with respect to any and all taxes to be paid by Employee in connection therewith (i.e., Employee shall be placed in the same after-tax position that he would have been in had such fees not been paid to Employee). Notwithstanding the foregoing, if Employee leaves the Company without Good Reason (as hereinafter defined) or is terminated by the Company for Cause (as hereinafter defined), then the Non-Compete Period shall run until the date of termination and for a period of eighteen (18) months thereafter; provided that if Employee is terminated by the Company for Cause pursuant to Section 2.2 hereof, the Non-Compete Period shall run until the date of termination and for a period of twelve (12) months thereafter. Notwithstanding the foregoing, if


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Employee leaves the Company upon the expiration of the Extended Term, then the
Non-Compete period shall cease as of the date of termination.

          2.4.3 Employee acknowledges and agrees that (i) his services are of a special, unique and extraordinary character and are vital to the future success and viability of the Company and (ii) Rosemary LLC is consummating the transactions contemplated by the Securities Purchase Agreement in reliance upon the provisions of this Section 2.4 and that such provisions are essential to protect the business being acquired by Rosemary LLC. Employee further acknowledges that because of the nature of the business engaged in by the Company, it is impractical and unreasonable to put a geographic limitation on the covenants contained herein.

     2.5  Power and Authority.

          2.5.1 During the Term, Employee shall be Chief Operating Officer and Chief Financial Officer of the Company. Employee shall report to the Chief Executive Officer of the Company ("CEO"). The parties acknowledge that as of the date hereof, Christopher Cooney shall be the CEO of the Company.

          2.5.2 The Company may from time to time during the Term appoint Employee to one or more additional offices of the Company. Employee agrees to accept such offices if consistent with Employee's stature and experience and with the type of offices with the Company held by Employee.

     2.6 Confidentiality. Employee acknowledges that in furnishing his Services to the Company, he will, through the Term, come into close contact with many confidential affairs of the Company, including confidential information about costs, profits, sales, pricing policies, operational methods, and other confidential information not readily available to the public (the "Confidential Materials"). In recognition of the foregoing, Employee covenants and agrees that Employee will not intentionally disclose any Confidential Materials to anyone outside the Company and its Affiliates during the Term and at any time thereafter except in the course of rendering the Services or in enforcing Employee's rights under this Agreement or under the related agreements in connection with the investment in the Company by Rosemary LLC, or with the Company's written consent. For purposes of this Agreement, the term "Confidential Materials" does not include information which at the time of disclosure has previously been made generally available to the public by any means other than the wrongful act of Employee in violation of this Section 2.6. Employee may use and disclose Confidential Materials to the extent necessary to assert any right or defend against any claim pertaining to Confidential Materials or their use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Employee after giving prior notice to the Company (time permitting), or if Employee receives a request to disclose all or any part of the information contained in the Confidential Materials under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Employee after giving prior notice to the Company (time permitting).

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     2.7 Injunctive Relief. If Employee breaches, or threatens to commit a breach of, any of the provisions of Section 2.4 or 2.6 of this Agreement, the Company (and, with respect to Section 2.4, Rosemary LLC) shall have the right to have such provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed that no adequate remedy of law would be available for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or Rosemary LLC, as the case may be.

     2.8 Indemnification. The Company shall at all times indemnify, defend and hold harmless Employee to the fullest extent permitted by applicable law, including without limitation the General Corporation Law of the State of Delaware, for all actions taken by Employee in good faith, on behalf of the Company, so long as such actions are not in violation of law or Company policy, do not constitute "Cause" for termination pursuant to Section 5.2 hereof and are not a breach by Employee of the representation and warranty made by Employee in
Section 7.14 hereof. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company and any applicable Bylaws of any Affiliate.

3.   COMPENSATION.

     As compensation and consideration for the Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth in this Section 3.

     3.1 Fixed Annual Compensation. The Company shall pay to Employee salary ("Fixed Annual Compensation") at the rate of $225,000 per annum. Fixed Annual Compensation payable to Employee by the Company hereunder shall be paid at such times and in such amounts as the Company may designate in accordance with the Company's usual salary practices, but in no event less than once monthly.

     3.2 Guaranteed Bonus. During each Employment Year (as defined in Section 7.15) during the Term, Employee shall be entitled to a guaranteed bonus of $50,000 (the "Minimum Annual Bonus"); provided, that such guaranteed bonus shall be increased by $15,000 on a cumulative basis for each Employment Year in which the Pre-Tax Profits of the Company exceed $500,000 (the "Incremental Annual Bonus", referred to collectively with the Minimum Annual Bonus as the "Annual Bonus"). The Minimum Annual Bonus shall be payable in equal monthly installments during the applicable Employment Year. The Incremental Annual Bonus shall be payable within thirty (30) days of the end of the applicable Employment Year.

     3.3 Profit-Based Bonus. Employee shall also be entitled to such additional bonus, if any (the "Profit-Based Bonus"), as may be established for Employee at the beginning of each Employment Year by the Company's Board of Directors based on the Company's achieving certain profit targets.

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4.   EXPENSES; ADDITIONAL BENEFITS

     4.1 Vacation. During the Term, Employee shall be entitled for each Employment Year to an aggregate of four (4) weeks of vacation with full pay. Employee shall accrue vacation in accordance with the Company's policies with respect thereto applicable to the Company's employees generally.

     4.2 Business Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable, ordinary business or entertainment expenses incurred by Employee during the Term in the performance of Employee's Services for which Employee makes an adequate accounting to the Company. Without limiting the foregoing, Employee shall be entitled to reimbursement for business class air travel for all trips (domestic and foreign) Employee makes in connection with Employee's Services to the Company or its Affiliates; it being understood that if no business class fare exists for a particular destination. Employee shall be entitled to reimbursement for first class air travel. The Company may in its discretion use frequent flyer miles or other similar means to upgrade Employee's air travel to business class (or, if necessary, first class), in which event Employee's reimbursement shall be limited to the cost of the ticket prior to the upgrade. The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company's independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, Employee shall be entitled to be reimbursed for reasonable travel and lodging expenses for Employee and his wife and children, if Employee elects to have his family accompany him to New York for business; provided, however, that the Company shall only reimburse the travel and lodging expenses of Employee's family for a maximum of three (3) trips in each contract year of the Term.

     4.3 Directors and Officers Liability Insurance. Employee shall be entitled to the protection of any insurance policies the Company or any of its Affiliates may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee or his legal representatives in connection with any action, suit or proceeding to which Employee (or his legal representatives or other successors) may be made a party by reason of Employee being or having been a director or officer of the Company or any of its Affiliates or Employee serving or having served any other enterprises as a director, officer or employee at the request of the Company. The Company shall provide and maintain at all times during the Term and for a period of six years thereafter such a directors and officers insurance policy covering Employee and his legal representatives, issued by a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee, and providing coverage in the amount of at least $5,000,000.

     4.4 Additional Benefits. In addition to the other benefits described in this Section 4 during the Term, Employee shall be entitled to (i) a non-accountable expense allowance of $1,200 per month, which Employee may use to cover automobile expenses, (ii) an expense allowance of $5.135.00 per year to cover premiums to provide a life insurance policy for Employee, and (iii) an expense allowance of $2000.00 per year to cover premiums to provide a disability policy for Employee, provided that Employee provides reasonable written


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substantiation of the expenses in (ii) and (iii) to the Company; it being understood that the payment of all such expenses shall be treated as income paid to Employee.

     4.5 Options. Concurrently with the execution of this Agreement and in consideration for the execution thereof, the Company shall grant Employee options to purchase 75,000 shares of common stock of the Company (the "Options"). The Options shall vest and become exercisable in thirty-six (36) monthly installments as follows: the first installment shall be in the amount of 2,095 Options and shall vest on May 1, 2000; thereafter, the Options shall vest on the last day of each of the next thirty-five (35) consecutive months in thirty-five (35) monthly installments, each in the amount of 2,083 Options; provided that, Employee continues to be employed by the Company at all times during such period.

     4.6 General. Employee shall be entitled to participate in any profit-sharing, pension, health, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of the Company or its Affiliates on the terms generally applicable to such employees.

     4.7 Life Insurance. With respect to the existing life insurance policies insuring Employee, Employee shall have the exclusive right to purchase such policies for the cash surrender value thereof, upon a termination of Employee's employment for any reason.

5.   TERMINATION.

     If any of the events described in this Section 5 shall occur, Employee shall be entitled to the benefits provided in Section 6 hereof upon the subsequent termination of Employee's employment during the Term. As used in this Agreement, "Date of Termination" means (i) if employment is terminated for Disability (as defined in Section 5.1 below), thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if employment is terminated by reason of Employee's death, the date of death and (iii) if employment is terminated for any other reason, the date specified in the Notice of Termination. "Notice of Termination" means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall, except in the case of a termination pursuant to
Section 5.5, set forth in reasonable detail the basis for termination of employment under the provision so indicated.

     5.1 Employee Disability. If, as a result of Employee's incapacity because of physical or mental illness, Employee shall have been absent from his duties with the Company for four (4) months or for more than an aggregate of six (6) months in any Employment Year, and within thirty days after written Notice of Termination is given he shall not have returned to the full-time performance of his duties, Employee's employment with the Company shall automatically be terminated for "Disability" on the Date of Termination.

     5.2 Termination by the Company for "Cause". The Company may terminate Employee's employment for "Cause" (as hereinafter defined) upon delivery of a Notice of Termination to Employee. For purposes hereof, "Cause" shall mean: (i)


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Employee's material failure to comply with the reasonable directives of the
Company which are consistent with his position and responsibilities after written notice that such failure will be deemed to be "Cause" and a reasonable opportunity to cure (other than any such failure resulting from Employee's incapacity because of physical or mental illness or from matters constituting Good Reason (as defined below)); (ii) dishonesty in connection with the Company, its Affiliates or their respective clients, including but not limited to embezzlement or misappropriation of funds; (iii) commission of any willful or intentional act which materially injures the reputation, business or business relationships of the Company and/or any of its Affiliates; (iv) Employee's excessive drinking of alcohol or use of illegal drugs that impairs his ability to perform his duties under this Agreement; (v) conviction of, or entering a plea of guilty or no contest to, a felony or any crime involving moral turpitude, fraud, dishonesty or theft; (vi) engaging in any act which is a violation of any law or regulation protecting rights of employees or a violation of any material Company policy or operating procedure; (vii) failure to relocate to New York in accordance with Section 2.2; it being understood that the effective Date of Termination shall be the earlier of (a) the date which is six
(6) months from the date of the Relocation Notice or (b) the end of the Initial Term, or the end of the Extended Term if the Relocation Notice is dated during the Extended Term; or (viii) a continued breach by Employee of any material provision of this Agreement (not covered by any of the foregoing clauses (i) through (vii)) after written notice that such breach will be deemed "Cause" and thirty (30) days (or such lesser period as the exigencies of the situation may require) to cure (other than any such failure resulting from Employee's incapacity because of physical or mental illness or from matters constituting Good Reason)).

     5.3 Death. In the case of Employee's death, Employee's employment shall terminate as of the date of Employee's death.

     5.4 Employee's Termination for "Good Reason". Provided that Employee is not otherwise in breach of this Agreement, Employee shall be entitled to terminate his employment for Good Reason at any time during the Term by delivering a Notice of Termination to the Company not more than 10 days after an event which Employee believes constitutes Good Reason. The Company shall have thirty (30) days after receipt of the Notice of Termination to cure (if curable) the event specified in the Notice of Termination. For purposes of this Agreement, "Good Reason" shall mean the commission or omission of any of the following actions:

          (A) a substantial and material diminution of the position, authority or Services of Employee, as set forth in Sections 2.1 and 2.5 hereof;

          (B) a reduction by the Company in the Fixed Annual Compensation set forth in Section 3.1, or a reduction in the Annual Bonus set forth in
          Section 3.2;

          (C) any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination (and for purposes of this Agreement, no such purported termination shall be effective);

          (D) a material breach by Rosemary LLC of the related agreements under which Rosemary LLC is investing in the Company; and

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          (E) the acquisition (after the date hereof) of the beneficial ownership of a majority of the Company's voting securities or substantially all of the assets of the Company by a single person or entity or a group of affiliated persons or entities.

     5.5 Other Termination by the Company. Notwithstanding any other provision of this Agreement, the Company shall also have the right to terminate Employee's employment at any time for whatever reason it deems appropriate by giving Employee a Notice of Termination.

6.   COMPENSATION UPON TERMINATION.

     6.1 Death of Employee. Upon the death of Employee, the Company shall pay to Employee's estate (i) the Fixed Annual Compensation to the end of the month in which such death occurs, (ii) an amount equal to the Annual Bonus prorated to correspond to the portion of the Employment Year that shall have expired as of the end of the month in which such death occurs, (iii) the Profit-Based Bonus (if earned) prorated to correspond to the portion of the Employment Year that shall have expired as of the end of the month in which such death occurs (payable after determination of the Company's profits for the applicable year) and (iv) any unreimbursed expenses through the Date of Termination payable pursuant to Section 4.2 hereof. Rights and benefits of Employee under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. Upon such payments, the Company shall have no further liability or obligation hereunder to the deceased Employee's estate, his executors or administrators, his heirs or assigns or any other person claiming under or through him.

     6.2 Disability of Employee. Upon the termination of Employee's employment as a result of his Disability, Employee shall be entitled to receive (i) the Fixed Annual Compensation to the Date of Termination, (ii) an amount equal to the Annual Bonus prorated to correspond to the portion of the Employment Year that shall have expired as of the Date of Termination, (iii) an amount equal to the Profit-Based Bonus (if earned) prorated to correspond to the portion of the Employment Year that shall have expired as of the Date of Termination (payable after determination of the Company's profits for the applicable year) and (iv) any unreimbursed expenses through the Date of Termination payable pursuant to
Section 4.2 hereof. Rights and benefits of Employee under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs.

     6.3 Termination for Cause. If Employee's employment shall be terminated for Cause, the Company shall pay to Employee (i) the Fixed Annual Compensation payable to the Date of Termination (ii) the Minimum Annual Bonus payable to the Date of Termination and (iii) any unreimbursed expenses through the Date of Termination payable pursuant to Section 4.2.

     6.4 Termination Other Than for Cause, Death or Disability.

          6.4.1 If Employee's employment shall be terminated other than for Cause, the Company make a severance payment (the "Severance Payment") to Employee in the amount equal to (i) the Fixed Annual Compensation (including the

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Non-Renewal Payment under Section 2.3, in the event the Company has not extended the Initial Term at the time of Employee's termination) that would have been paid to Employee during the Severance Period (as hereinafter defined) if no termination had occurred and (ii) the Annual Bonus that would have been paid to Employee during the Severance Period if no termination had occurred. The "Severance Period" shall mean the period commencing on the Date of Termination and ending on the date the Initial term would have otherwise expired or, if this Agreement has been renewed for the Extended term, the date the Extended Term would have otherwise expired. The Severance Payment shall be reduced and offset by fifty percent (50%) of any amounts earned by Employee from any other employment or work of any kind obtained by Employee during the Severance Period. The Severance Payment shall be paid to Employee in three (3) equal installments with the first payment being made on the Date of Termination, the second payment being made after one-half of the Severance Period has expired and the third payment being made at the end of the Severance Period. In addition, the Company shall reimburse Employee for any unreimbursed expenses through the Date of Termination payable pursuant to Section 4.2 and all of Employee's Options shall immediately vest as of the Date of Termination. Right and benefits of Employee under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. The Company's failure to renew Employee's employment for the Extended Term shall not be deemed a termination of Employee's employment for purposes of this Section 6.4.1.

          6.4.2 In the event that this Agreement expires by its terms three (3) years from the date hereof, and the Initial Term is not extended, the Company shall have no obligation to Employee (except as specifically set forth in Section 2.3), and Employee shall have no obligation to the Company (except as specifically set forth in Section 2.4 and 2.6), under this Agreement.

7.   GENERAL.

     7.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between the provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation, Annual Bonus or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

     7.2 Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at


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law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     7.3 Attorneys' Fees and Costs. In any action, suit or proceeding brought by any party hereto with respect to this Agreement, its subject matter or the actions, statements or conduct of any or each of the parties in the negotiation, execution or performance of this Agreement, the prevailing party shall be entitled to recover from the other parties all reasonable costs and expenses incurred in connection therewith, including but not limited to attorneys' fees, attorneys' costs and court costs.

     7.4 Notices. Any notice that the Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Employee may from time to time designate by notice to the Company. Any notice that Employee is required or may desire to serve upon the Company hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as the Company may from time to time designate by notice to Employee. Such notices by Employee shall be effective at the same times as specified in this Section 7.4 for notices by the Company.

         The Company:               Overseas Filmgroup, Inc.
                                    8800 Sunset Boulevard, Third Floor
                                    Los Angeles, California 90069
                                    Attention:  Chief Executive Officer
                                    Fax: (310) 855-0719

         Employee:                  William F. Lischak
                                    517 9th Street
                                    Santa Monica, CA 90402

     7.5 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of Delaware applicable to agreements fully executed and performed entirely in Delaware.

     7.6 Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     7.7 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.


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     7.8 Assignability. This Agreement, and the rights and obligations of
Employee hereunder, may not be assigned by Employee, except that Employee may assign his rights to receive compensation hereunder to any person or entity affiliated with Employee, to trusts for the benefit of the family of Employee, or any charitable trusts, charities or non-profit organizations. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee agrees to be bound by the provisions of this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties' successors-in-interest, heirs, legal representatives and permitted assigns.

     7.9 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

     7.10 Severability. If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

     7.11 Arbitration. Except as otherwise set forth in Section 2.7 hereof, if any dispute arises between Employee and the Company concerning the application, validity, construction, or interpretation of this Agreement that Employee and the Company are unable to resolve themselves, the parties agree that arbitration by a single arbitrator experienced in employment law in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature. Any arbitration shall take place in Los Angeles, California (New York City, if Employee has relocated to New York) in such location as is agreed to by the Company and Employee. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within Los Angeles, California (New York City, if Employee has relocated to New York). The Company may enforce Employee's obligations under Sections 2.4 and 2.6 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided. In such event, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located


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within Los Angeles County, California (New York County, if Employee has
relocated to New York) and courts with appellate jurisdiction therefrom, in connection with any such matter.

     7.12 Contractual Nomenclature. All references herein to "Dollars" or "$" shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

     7.13 Publicity. Except as agreed pursuant to the Securities Purchase Agreement, neither party shall issue any press release or announcement of or relating to the execution of, or any terms, provisions, or conditions contained in, this Agreement without the other party's prior approval of the content and timing of any such announcement or announcements.

     7.14 Representation and Warranty. Employee hereby warrants and represents to the Company that he is free to enter into the Agreement and to perform all of his duties and obligations hereunder and otherwise to the Company without violating any existing contractual or other obligations or the rights of any third parties.

     7.15 Definitions. As used in this Agreement, the following terms shall have the following meanings:

          (A) "Affiliate" shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person.

          (B) "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

          (C) "Profits Target" means either (i) during any two of the three years of the Initial Term, the Company's Pre-Tax Profits for each such year exceed $500,000 or (ii) the Company's average Pre-Tax Profits for the three years of the Initial Term exceed $500,000.

          (D) "Employment Year" shall mean each twelve month period during the Term commencing on June 20,2000, and ending on June 19, 2001, of the following year.

          (E) "Pre-Tax Profits" shall mean the profit (loss) of the Company for the applicable period prior to payment of or provision for federal, state or local income taxes for such period determined in accordance with generally accepted accounting principles in the United States, consistently applied, as reflected in the audited financial statements of the Company for the applicable period.

     7.16 Life Insurance. The Company shall have the right to obtain, at its sole cost and expense, one or more insurance policies insuring the life of Employee for the benefit of the Company. Employee agrees to cooperate fully with


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the Company and to take such actions as the Company may reasonable require in order to obtain such insurance, including without limitation, signing necessary documentation and submitting to required medical exams.

     7.17 Third Party Rights. The parties acknowledge and agree that Rosemary LLC (and its successors and assigns) is a third party beneficiary of the provisions of section 2.4 hereof and shall have the right to take any and all actions as may be necessary to protect its rights in the event of any breach (or threatened breach) of Section 2.4 hereof.







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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            OVERSEAS FILMGROUP, INC.

                                                /s/ Christopher Cooney
                                            By:___________________________
                                               Name:    Christopher Cooney
                                               Title:   Chief Executive Officer


                                                /s/ William F. Lischak
                                            -----------------------------
                                                  William F. Lischak

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